News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Joshua Moore
Investor Contact
t: 952-715-5076
e: joshua.moore@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS THIRD QUARTER FISCAL 2012 SALES AND
EPS PERFORMANCE; UPDATES ANNUAL EPS OUTLOOK

ROANOKE, Va, October 22, 2012 - Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its third quarter earnings per diluted share (EPS) are anticipated to be $1.21, a decrease of 14.2% versus the third quarter last year of $1.41.

The decline in EPS was driven by a decrease in total sales for the third quarter of approximately 0.5% to $1.46 billion, as compared with total sales during the third quarter of fiscal 2011. The sales decrease reflected a comparable store sales decrease of approximately 1.8%, partially offset by the net addition of 82 new stores during the past 12 months. Additionally, the decrease in the Company's EPS was driven by increased promotions, higher spending on in-store labor and advertising in an effort to drive consumer traffic and maintain market share in the softer consumer environment, and expense deleverage as a result of the lower sales volume.

The Company anticipates that its operating performance will continue to be constrained for the balance of the year driven by continued softness in its colder weather markets, lower overall consumer spending on maintenance and failure parts and continued investments in the Company's strategic initiatives primarily focused on growing its Commercial sales. The Company does not anticipate any changes to its previously shared annual outlook for SG&A per store to decrease 1% to 2% and its previously shared annual outlook for the Company's gross profit rate to improve modestly for the year. As a result, the Company now anticipates its full year EPS outlook for fiscal 2012 will be in the range of $5.05 to $5.15.

“Our efforts to invest in the continued long-term growth of Commercial and increase customer traffic helped drive improvements in our comp store sales from the second quarter to the third quarter of this year and strengthened our positive Commercial comps for Advance stores through the quarter. Despite these improved sales trends, we were still unable to achieve our profitability expectations and fully mitigate the weak consumer demand within several of our markets, especially in our colder weather markets,” said Darren R. Jackson, President and Chief Executive Officer.  “As we look beyond our current quarter, we believe the industry fundamentals remain positive and that we are well positioned with our initiatives to fuel our future growth. These initiatives include the successful launch of our Advance Commercial Credit program, our new distribution center in Remington, IN, our recent expansion into New York City and our continued momentum from our B2B online ordering capability, hub investments and inventory upgrades.”

Earnings Release and Investor Conference Call

The financial results contained in this release are preliminary, and therefore, subject to the Company's completion of its customary quarterly closing and review procedures. Further details will be released during the Company's previously scheduled earnings release and conference call.

The Company will report its third quarter financial results before market open on Thursday, November 8, 2012. The Company will host a conference call scheduled to begin at 10:00 a.m. Eastern Time on Thursday, November 8, 2012, which will be made available concurrently on the Company's website, www.AdvanceAutoParts.com. The call is also available by dialing (866) 908-1AAP. The pass code is Advance Auto Parts. A replay of the conference call will available on the Advance website for one year.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of October 6, 2012, the Company operated 3,727 stores in 39 states, Puerto Rico, and the Virgin Islands. Additional information about the Company, employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2012. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, business interruptions, information technology security, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company's 10-K for the fiscal year ended December 31, 2011 on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

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